                         [THE POWELL GROUP LETTERHEAD]
                                                                       EXHIBIT 2

August 15, 1997

Mr. Gerald D. Murphy
Chairman of the Board
ERLY Industries, Inc.
10990 Wilshire Boulevard, #1800
Los Angeles, California  90024

Re:  ERLY Industries Inc. - Request for NOBO and Cede Lists

Dear Mr. Murphy:

     The undersigned, record shareholders holding at least one percent (1%) in the aggregate of the outstanding voting shares of ERLY Industries Inc. (the "Company"), who have filed, on July 25, 1997 (as amended on August 14, 1997), a
Schedule 14A with the Securities and Exchange Commission, hereby request that the Company, in connection with the satisfaction of its duties under Section 1600 of the California General Corporation Law, make available to the undersigned, within 5 days, a copy of a list of Non-Objecting Beneficial Owners ("NOBO List") of shares of Common Stock of the Company. The undersigned understand that the Company has recently come into possession of a NOBO List as of a recent date.

     Additionally, the undersigned request from the Company a copy of a Cede list, any listing from The Depository Trust Company or any similar depository listing showing the identities of holders of Common Stock of the Company, whether presently in the possession of the Company or which comes into possession of the Company in connection with the forthcoming Annual Meeting of Shareholders, scheduled to be held on September 26, 1997. If such a list is presently in the possession of the Company, the undersigned request that the Company make available a copy of such list within 5 days. If such a list comes into possession of the Company on a date after the date hereof, the undersigned request that the Company make available a copy of such list within 5 days of the Company's receipt of such list.

Mr. Gerald D. Murphy
Page 2
August 15, 1997


     Please call Nanette Kelley at 504-922-4664 when the copies of the lists may be picked up. If you have any questions concerning the foregoing, please contact Bradford P. Weirick at 213-229-7765 on Peter F. Ziegler at (213) 229-7595.


                                    Very truly yours,

                                    FARMERS RICE MILLING COMPANY

                                    By:  /s/ Nanette N. Kelley
                                       -----------------------
                                         Nanette N. Kelley
                                         President

                                    NANETTE KELLEY

                                        /s/ Nanette N. Kelley
                                    -----------------------------------------
                                            Nanette N. Kelley